For Immediate Release: January 30, 2014
Jennifer Nahas
Vice President, Marketing
Griffin Capital Corporation
jnahas@griffincapital.com
Office Phone: 949-270-9332
Cell Phone: 949-433-6860

Griffin Capital Essential Asset REIT Acquires DigitalGlobe’s Future World Headquarters in Westminster, Colorado

El Segundo, Calif. (January 30, 2014) – Griffin Capital Corporation ("Griffin Capital") announced today, on behalf of Griffin Capital Essential Asset REIT, Inc. (the “REIT”), the acquisition of an approximately 430,000 square-foot, Class A, four-story office building (the “Property”) located in Westminster, Colorado outside of Denver. The Property is fully-leased to the seller, Avaya, Inc. through June 30, 2015; DigitalGlobe, Inc. (DGI:NYSE) (“DigitalGlobe”) will take occupancy under a 15-year lease beginning July 1, 2015. DigitalGlobe is one of the leading commercial high-resolution earth observation and advanced geospatial solutions providers and has a credit rating from Standard and Poor’s of “BB”. The Property will serve as DigitalGlobe’s World Headquarters and house corporate functions, and image production and analysis. The REIT acquired the Property for $92.0 million (approximately $214 per square foot).

The Property is located within the Northwest Submarket of Denver, adjacent to Interstate 25 approximately midway between Denver and Boulder, and is considered part of Colorado’s Silicon Valley. Technology and aerospace companies in the area include Oracle, Level 3, Google, IBM and Ball Aerospace. This suburban area of Denver benefits from a high concentration of executive housing options, as well a deep pool of highly skilled workers that live within a short commute of the Property. As a result, DigitalGlobe was attracted to the location given its ability to draw employees from Boulder, Downtown Denver and the surrounding areas.
Commenting on the acquisition, Eric Kaplan, Griffin Capital’s Managing Director of Acquisitions said, “We are very excited to acquire this business essential facility which will house such a dynamic and growing company as DigitalGlobe. DigitalGlobe is expanding and will relocate and consolidate from multiple locations many of its operating functions, as well as approximately 1,000 employees at the Property. We believe the Kevin Roche-designed facility with its unique vaulted entrance and satellite dish will be one of Denver’s premier self-contained corporate campuses.”
Michael Escalante, Griffin Capital's Chief Investment Officer added, "This marks our third acquisition in the Denver market, which has historically had a deep base of corporate users. We are very bullish on Denver’s economy going forward and its ability to attract both large and small employers in multiple industries. From an industry and credit perspective, we are very confident in the geospatial information and solutions industry as a whole and particularly enthusiastic about DigitalGlobe’s leadership position within the industry.”
Avaya, Inc. was represented by David Tilton, Jason Addlesperger and David Lee of NGKF Capital Markets. Griffin Capital Corporation represented itself.
About Griffin Capital Essential Asset REIT and Griffin Capital Corporation
Griffin Capital Essential Asset REIT, Inc. is a publicly registered non-traded REIT with a portfolio that currently includes 44 office and industrial distribution properties totaling approximately 10.58 million rentable square feet and total capitalization of approximately $1.4 billion. The REIT’s sponsor is Griffin Capital Corporation (“Griffin Capital”), a privately-owned real estate company headquartered in Los Angeles. Led by senior executives each with more than two decades of real estate experience collectively encompassing over $16 billion of transaction value and more than 650 transactions, Griffin Capital and its affiliates have acquired or constructed over 28 million square feet of space since 1995. Griffin Capital and its affiliates currently own, manage, sponsor and/or co-sponsor a portfolio consisting of over 25.95 million square feet of space, located in 32 states and representing approximately $4.6 billion in asset value.  Additional information about Griffin Capital is available at www.griffincapital.com.

This press release may contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “anticipate,” “estimate,” “believe,” “continue,” or other similar words. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from the expectations, intentions, beliefs, plans or predictions of the future expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to: uncertainties relating to changes in general economic and real estate conditions; uncertainties relating to the implementation of our real estate investment strategy; uncertainties relating to financing availability and capital proceeds; uncertainties relating to the closing of property acquisitions; uncertainties relating to the public offering of our common stock; uncertainties related to the timing and availability of distributions; and other risk factors as outlined in the REIT’s prospectus, as amended from time to time. This is neither an offer nor a solicitation to purchase securities.
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